Exhibit 10.7

PAVMED INC.

420 Lexington Avenue, Suite 300

New York, New York 10170

                        ___________ __, 2015

Pavilion Holdings Group

50 Loring Drive

Norwell, Massachusetts 20601

Gentlemen:

This letter agreement will confirm the understanding between PAVmed Inc. (“Company”), a Delaware corporation with offices at 420 Lexington Avenue, Suite 300, New York, New York 10170, and Pavilion Holdings Group, LLC a Delaware limited liability company with offices at 50 Loring Drive, Norwell, Massachusetts 20601 (“Affiliate”), under which Affiliate will provide certain services (“Services”) to the Company as set forth herein.

Affiliate will make available to the Company the services of Michael J. Glennon and Brian J. deGuzman, each a member of Affiliate, to serve, in accordance with the Company’s bylaws, as the Company’s vice-chairman and chief medical officer (“CMO”), respectively. As CMO, Dr. deGuzman shall perform and provide such services as are customarily provided by chief medical officers of medical device companies. Mr. Glennon and Dr. deGuzman shall provide such advisory and consulting services as reasonably requested by the Company, including but not limited to interfacing with regulatory consultants, designing and executing pre-clinical and clinical studies, participating in design process and recruiting additional resources, business development services, assisting with vendor selection and relationships, strategic relationships, sourcing innovative technologies and other corporate opportunities.

In consideration of the Services being provided hereunder, the Company shall pay Affiliate a monthly fee of $20,000 commencing upon the consummation of the Company’s initial public offering (“IPO”). Additionally, Affiliate shall be entitled to recover all direct, out of pocket costs and other expenses incurred by Affiliate or Messrs. Glennon and deGuzman in connection with providing the Services; provided, however, that all amounts in excess of $500 shall require prior approval from the Company.

The Company agrees to indemnify and hold harmless Affiliate from and against any and all losses, claims, expenses, damages or liabilities, including reasonable legal fees (collectively, “Losses”), suffered or incurred by Affiliate in connection with or as a result of the provision of the Services hereunder (except to the extent that any such Losses result from the gross negligence or bad faith of Affiliate performing the Services). Affiliate agrees to indemnify the Company for Losses incurred by it as a result of the gross negligence or bad faith of Affiliate in performing the Services.

This agreement will commence upon consummation of the IPO and will be in effect for one year and thereafter shall be automatically renewed for successive one year periods; provided, however, that if either Mr. Glennon or Dr. deGuzman ceases to serve as vice-chairman or CMO, respectively, this agreement shall automatically terminate and either party may terminate this agreement for any other reason upon 30 days’ prior written notice to the other party.

Please indicate your acceptance by signing this letter in the space provided below.

PAVMED INC.

By:
Name: Title:

ACCEPTED AND AGREED TO:

PAVILION HOLDINGS GROUP, LLC

By:
Name: Title: